CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-258100 and 333-277437) and on Form S-8 (Nos. 333-258686, 333-258684, 333-262992, 333-269950, 333-277436 and 333-285356) of Nautilus Biotechnology, Inc. of our report dated February 26, 2026 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

San Jose, California
February 26, 2026